Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Reports 2004 Third Quarter Results

New York, NY, November 5, 2004 -- The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced financial results for its third quarter and nine months ended September 30, 2004.

Third Quarter and Nine Month Financial Highlights

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The Company reported revenue for the 2004 third quarter of $29.6 million, an 8% decrease from the $32.0 million recorded in the third quarter of 2003.  Revenue for the nine months ended September 30, 2004 increased 11% to $86.0 million, versus $77.4 million recorded in the 2003 nine-month period.

•

In the 2004 third quarter, the Company reported a net loss attributed to common stockholders of ($618,000), or ($0.02) per share, as compared to net income of $3.1 million, or $0.11 per share, in the 2003 third quarter.  For the 2004 nine-month period, the Company lost ($886,000), or ($0.03) per share, as compared to net income of $2.2 million, or $0.08 per share, in the same period last year.

“The third quarter was a step backwards,” said John Katzman, Chief Executive Officer of The Princeton Review.  “We are working hard to bring our growth and costs into alignment.”

Test Prep

Sales of SAT classroom courses continued to build this quarter. Once again, though, the fastest growth came from the Company’s tutoring and online courses.  Solid demand in these areas, however, was not enough to offset lower enrollments in LSAT and GMAT courses.  Consequently, the division’s revenue for the 2004 third quarter declined 3.4% to $24.2 million and student starts were down 9.9% versus the same period last year.  While the second half of 2004 will be slower than expected, the Test Prep division revenue is still expected to post moderate growth this year.

K-12 Services

The K-12 division executed well during the quarter, but revenue was negatively impacted by a delay in the formal signing of two contract renewals which prevented the Company from recognizing $3.8 million in revenue, even as it booked the related expenses.  As a result, revenue for the 2004 third quarter declined 31% to $2.8 million versus the year-ago period.  The Company is working to execute these two contracts promptly and hopes to be able to recognize the revenue in the fourth quarter, although it cannot be sure that this will occur.  The division is experiencing a longer sales cycle in the K-12 market and these delays in signing up new large district contracts will also impact fourth quarter results.  In the future, contract timing issues will require the Company to be more conservative in its forecasts, even as the division continues to grow its client list and secure longer-term contracts with existing customers.

Admissions Services

Admissions Services posted an 11% decrease in revenue for the quarter, to $2.7 million, primarily due to lower revenue from its postsecondary school customers.  The division is in transition; it has primarily been a provider of technology services to college admissions offices, and now seeks to be primarily a provider of marketing services to those schools.  This transition is expected to roll out in phases over the next quarter.

Because of this year’s disappointing results, the Company is reviewing the $8.7 million goodwill asset related to its acquisition of Embark.com in 2001.  This evaluation is in accordance with the Company’s policy to review its intangible assets for impairment in the fourth quarter of every year.  If the asset is deemed impaired, this will result in an impairment charge in the fourth quarter.

Business Outlook

For the fourth quarter of 2004, the Company expects revenue in the range of $28 million - $30 million and EPS in the range of breakeven to $0.02.  However, should the Company determine that an impairment write-down, a non-cash expense, is necessary,  these results will be negatively affected.  For 2005, the Company initially projects revenue between $130 and $140 million, and EPS to exceed 2003 levels.

The Princeton Review will review its third quarter 2004 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm. To participate on the live call, investors should dial (719) 457-2646 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 823283, through November 12, 2004.

About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 190 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,

	2004	2003*	2004	2003*

	(Unaudited)		(Unaudited )
Revenue
Test Preparation Services	$24,185	$25,045	$61,178	$57,523
K-12 Services	2,752	3,959	16,732	12,073
Admissions Services	2,665	3,000	8,086	7,797
Total revenue	29,602	32,004	85,996	77,393
Cost of revenue
Test Preparation Services	7,316	6,637	18,449	16,207
K-12 Services	2,711	1,871	9,380	4,527
Admissions Services	1,161	812	2,314	2,190
Total cost of revenue	11,188	9,320	30,143	22,924
Gross profit	18,414	22,684	55,853	54,469
Operating expenses	19,161	17,341	56,764	50,422
Income (loss) from operations	(747)	5,343	(911)	4,047
Interest expense	(236)	(69)	(471)	(428)
Other income	137	22	146	118
Income (loss) before (provision) benefit for income taxes	(846)	5,296	(1,236)	3,737
(Provision) benefit for income taxes	354	(2,225)	513	(1,570)
Net income (loss)	(492)	3,071	(723)	2,167
Dividends on Series B preferred stock	(126)	—	(163)	—
Net income (loss) attributed to common stockholders	(618)	3,071	(886)	2,167
Basic income (loss) per share	$(0.02)	$0.11	$(0.03)	$0.08
Diluted income (loss) per share	$(0.02)	$0.11	$(0.03)	$0.08
Weighted average shares used in computing net income (loss) per share
Basic	27,497	27,317	27,437	27,288
Diluted	27,497	27,527	27,437	27,425

Balance Sheet Data

	September 30, 2004	December 31, 2003

	(unaudited )
Cash and cash equivalents	$23,913	$13,937
Total assets	130,537	121,697
Long term debt	4,276	5,710
Stockholders’ equity	84,614	84,467

* Restated to conform to current year presentation

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